Exhibit 99.1

FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact: Florence R. Doller, SVP & Director of Corporate Communications

NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607.337.6118 / fdoller@nbtbank.com

HALLIDAY JOINS NBT BANCORP AS PRESIDENT OF COMMERCIAL BANKING

NORWICH, NY (January, 18, 2017) – NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) President and CEO John H. Watt Jr. announced today that Sarah A. Halliday has joined NBT as Executive Vice President and President of Commercial Banking. She will also serve on NBT’s Executive Management Team.

In her new role, Halliday will assume overall responsibility for NBT’s Commercial Banking Division. “We’re excited by the opportunity to have Sarah drive our commercial banking efforts and join the NBT leadership team,” said Watt. “We have a strong, talented team of commercial bankers who will welcome her leadership and enthusiasm as we continue to offer local and relationship-based service and financing solutions that meet the current and future needs of our customers.”

Halliday has 25 years of experience in banking and commercial lending. She comes to NBT from M&T Bank where she was most recently employed as Capital Region Market President. Prior to joining M&T in 2005, Halliday worked for the New York Business Development Corporation for 11 years as Vice President and Loan Officer. She started her career with Fleet Bank.

Halliday is a native of Syracuse and earned her Bachelor of Arts degree from Colgate University, graduating with honors in Economics. She resides in the Albany area and will maintain offices in both Albany and at NBT’s headquarters in Norwich, N.Y.

NBT Bancorp Inc. is a financial holding company headquartered in Norwich, N.Y., with total assets of $8.8 billion at September 30, 2016. The company primarily operates through NBT Bank, N.A., a full-service community bank and through two financial services companies. NBT Bank, N.A. has 154 banking locations with offices in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire and Maine. EPIC Advisors, Inc., based in Rochester, N.Y., is a full-service 401(k) plan recordkeeping firm. NBT-Mang Insurance Agency, based in Norwich, N.Y., is a full-service insurance agency. More information about NBT and its divisions can be found on the Internet at: www.nbtbancorp.com, www.nbtbank.com, www.epic1st.com and www.nbtmang.com.